NEWS RELEASE
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PATHOGENESIS  CORPORATION    201 ELLIOTT AVENUE WEST, SEATTLE, WASHINGTON  98119
(206) 467-8100
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FOR IMMEDIATE RELEASE

Contacts: Alan Meyer           Maryellen Thielen          Barbara Lindheim
          PathoGenesis Corp.   PathoGenesis Corp.         Noonan/Russo
          (206) 467-8100       (847) 583-5424            (212) 696-4455, X237

                          PATHOGENESIS CORP. ANNOUNCES
                       AEROSOLIZED DRUG CANDIDATE LICENSE

         SEATTLE, Oct. 1, 1998 -PathoGenesis Corp. (Nasdaq: PGNS) has obtained an exclusive worldwide license from Bristo-Myers Squibb (NYSE: BMY) to develop and market an antibiotic for inhalation. The drug candidate has been named PA-1806.

         "PA-1806 demonstrates high levels of activity against a wide spectrum of bacteria that affect people with chronic lung infections," said Wilbur H. Gantz, chairman and chief executive officer. "Our goal is to develop complementary aerosolized antibiotics with different mechanisms of action to give physicians more tools to treat these chronic lung infections."

         PA-1806 is a patented new chemical entity in the monobactam class of antibiotics. A patent on the drug candidate (originally BMS-180680) was issued in 1994 and will expire in 2011. PA-1806 demonstrates potent activity against Pseudomonas aeruginosa, Burkholderia cepacia, Stenotrophomonas maltophilia and other gram-negative bacteria. PA-1806 has high potency against P. aeruginosa, in part because it is transported into the bacterial cells via the same pathway that is used to import iron. This potency may allow a relatively small dose to have a therapeutic effect.

         PathoGenesis obtained an exclusive worldwide license for the aerosol use of PA-1806 from Bristol-Myers Squibb for an initial payment of $4 million, to be expensed in the third quarter of 1998. Half is payable now and the other half in early 1999. The agreement also calls for payments to be made upon achieving agreed-upon milestones and for a royalty to be paid on product sales.

         PathoGenesis plans to reformulate PA-1806 for nonsystemic aerosolized delivery. The company's strategy is to develop a portfolio of aerosolized antibiotics to treat chronic lung infections, including those in cystic fibrosis, bronchiectasis, ventilator-dependent and immunocompromised patients. PathoGenesis markets TOBI(R) (tobramycin solution for inhalation) in the U.S. and has a second aerosolized drug candidate, PA-1420, in preclinical development. TOBI, PA-1420 and PA-1806 have different mechanisms of action against gram-negative bacteria.

                                     -MORE-

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         "We have a head start in developing PA-1806 and our second aerosolized drug candidate, PA-1420, because of our knowledge of their use in humans - just as our knowledge of tobramycin accelerated our development of TOBI," said A. Bruce Montgomery, M.D., executive vice president of research and development for PathoGenesis.

         Seattle based PathoGenesis Corp. is a pharmaceutical company that develops and markets drugs to treat chronic infectious diseases - lung infections, in particular - where there is a significant need for improved therapy. The company markets an inhaled antibiotic in the U.S. and is developing drug candidates to treat serious chronic lung infections, including those common in cystic fibrosis, bronchiectasis and tuberculosis patients. PathoGenesis' stock is traded on the Nasdaq National Market System under the symbol PGNS. The company's Web site is located at www.pathogenesis.com.

         Note: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause the company's actual results to be materially different from historical results or any results expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, uncertainties related to the fact that PathoGenesis began commercial operations only recently, its dependence on TOBI, third party reimbursement and product pricing, government regulation, drug development and clinical trials, competition and alternative therapies, and other factors described in PathoGenesis' filings with the Securities and Exchange Commission.

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